SECOND AMENDMENT
TO
RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of May 7, 2014, by and between ALCO STORES, INC., a Kansas corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association (the “Rights Agent”), amends the Rights Agreement, dated as of May 3, 2013, and as amended as of July 25, 2013 (the “Rights Agreement”), by and between the Company and the Rights Agent.  Capitalized terms not defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that, at any time when the Rights are redeemable, the Company may from time to time, in its sole and absolute discretion, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, as of the date of this Amendment, the Rights are redeemable pursuant to Section 23 of the Rights Agreement;

WHEREAS, the Board has determined to amend the Rights Agreement in certain respects; and

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.
Amendment of the Definition of Acquiring Person.  Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety with the following (words bolded solely for purposes of illustrating the changes):

“(a)           “Acquiring Person” shall mean any Person (other than a Company Entity) who or that shall be or become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding.  Notwithstanding the foregoing:

(i) a Person who or that becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as the result of an acquisition of Common Stock by a Company Entity (which, by reducing the number of shares then outstanding, increases the proportion of the shares of Common Stock then outstanding that are Beneficially Owned by such Person) shall not be an “Acquiring Person” for purposes of this Agreement (such that, for the avoidance of doubt, no Shares Acquisition Time, Redemption Deadline or Distribution Time shall occur as a result thereof and no adjustment pursuant to Section 11(a)(ii) or Section 13 shall be made in respect thereof); provided, however, that if, at any time after such acquisition of Common Stock by a Company Entity, such Person becomes the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock) and, upon becoming the Beneficial Owner of such additional share or shares of Common Stock, such Person is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, then such Person shall, as of such time, become an “Acquiring Person” (subject to the applicability of Section 1(a)(ii));

(ii) if (A) the Board determines in good faith that a Person who or that has satisfied the conditions for being or becoming an “Acquiring Person” pursuant to the other provisions of this Section 1(a) did so inadvertently (including, without limitation, because (1) such Person was unaware that such Person was or had become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or (2) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, (B) such Person (and/or its Affiliates and Associates) divests Beneficial Ownership of a sufficient number of shares of Common Stock (including, in the case solely of Derivative Common Shares (as defined in Section 1(e)(iv)), by terminating one or more subject derivative transactions or disposing of a sufficient number of subject derivative securities) so that such Person would no longer satisfy the conditions for being an “Acquiring Person” pursuant to the other provisions of this Section 1(a), and (C) such determination by the Board is made and such divestment by such Person (and/or its Affiliates and Associates) is completed prior to the time when any Right is first distributed by the Rights Agent pursuant to Section 3(e), then such Person shall not be an “Acquiring Person” and shall be deemed to have not previously been an “Acquiring Person” for purposes of this Agreement (such that, for the avoidance of doubt, no Shares Acquisition Time, Redemption Deadline or Distribution Time shall occur, or be deemed to have occurred, as a result thereof and no adjustment pursuant to Section 11(a)(ii) or Section 13 shall be made in respect thereof); provided, however, that if, at any time after such determination and divestment, such Person becomes the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock) and, upon becoming the Beneficial Owner of such additional share or shares of Common Stock, such Person is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, then such Person shall, as of such time, become an “Acquiring Person” (unless a subsequent determination and divestment is made pursuant to this Section 1(a)(ii)); and

(iii) a Person who or that, at the time of the first public announcement of the adoption of this Agreement, is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding shall not be an “Acquiring Person” and shall be deemed to have not previously been an “Acquiring Person” for purposes of this Agreement (such that, for the avoidance of doubt, no Shares Acquisition Time, Redemption Deadline or Distribution Time shall occur, or be deemed to have occurred, as a result thereof and no adjustment pursuant to Section 11(a)(ii) or Section 13 shall be made in respect thereof); provided, however, that if, at any time after the first public announcement of the adoption of this Agreement, such Person becomes the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid in shares of Common Stock or pursuant to a split or subdivision of the outstanding Common Stock) and, upon becoming the Beneficial Owner of such additional share or shares of Common Stock, such Person is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, then such Person shall, as of such time, become an “Acquiring Person” (subject to the applicability of Section 1(a)(ii)).”

2.
Amendment of the Definition of Associate.  Section 1(d)(ii) of the Rights Agreement is hereby amended and restated in its entirety with the following (words bolded solely for purposes of illustrating the changes):

“(ii) any firm, corporation, limited liability company, partnership, joint venture, bank, trust or other entity of which such Person is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities; provided, however, that any such firm, corporation, limited liability company, partnership, joint venture, bank, trust or other entity shall not be an “Associate” of a Person if, and only for so long as, such Person (A) satisfies the criteria set forth in both Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act, (B) has reported Beneficial Ownership of the equity securities of such firm, corporation, limited liability company, partnership, joint venture, bank, trust or other entity on Schedule 13G under the Exchange Act and is not required to report its ownership of such equity securities on Schedule 13D under the Exchange Act, (C) is the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding (including any such shares that are beneficially owned by such Person’s Affiliates and Associates after giving effect to this proviso) and (D) has not reported and is not required to report its ownership of Common Stock on Schedule 13D under the Exchange Act;”

3.
Addition of the Definition of Definitive Acquisition Agreement.  The Rights Agreement is hereby amended by adding the following as new Section 1(o) of the Rights Agreement (such addition also having the effect of appropriately renumbering all subsections to Section 1 including and subsequent to Section 1(o) of the Rights Agreement as set forth prior to the effectiveness of this Amendment, including any reference thereto elsewhere in the Rights Agreement):

“(o)           “Definitive Acquisition Agreement” shall mean any agreement entered into by the Company that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock at a meeting of stockholders with respect to (i) a merger, consolidation, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) the acquisition in any manner, directly or indirectly, of more than 50% of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company.”

4.
Addition of the Definition of Outside Meeting Date.  The Rights Agreement is hereby amended by adding the following as new Section 1(u) of the Rights Agreement (such addition also having the effect of appropriately renumbering all subsections to Section 1 including and subsequent to Section 1(t) of the Rights Agreement as set forth prior to the effectiveness of this Amendment, including any reference thereto elsewhere in the Rights Agreement):

“(u)           “Outside Meeting Date” shall have the meaning set forth in Section 23(b).”

5.
Addition of the Definition of Qualified Offer.  The Rights Agreement is hereby amended by adding the following as new Section 1(z) of the Rights Agreement (such addition also having the effect of appropriately renumbering all subsections to Section 1 including and subsequent to Section 1(x) of the Rights Agreement as set forth prior to the effectiveness of this Amendment, including any reference thereto elsewhere in the Rights Agreement):

“(z)           “Qualified Offer” shall mean an offer determined by a majority of the Board to have each of the following characteristics:

(i) a fully financed, all-cash tender offer, or an exchange offer offering shares of common stock of the offeror, or a combination thereof, in each such case for all of the outstanding shares of Common Stock at the same per-share consideration;

(ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act;

(iii) an offer the per-share offer price of which exceeds the greatest of (A) the highest reported market price per share of the Common Stock during the 24 months immediately preceding the commencement of the offer (within the meaning of Rule 14d-2(a) under the Exchange Act), (B) the highest price per share of the Common Stock paid by the Person making the offer (or any of such Person’s Affiliates) during the 24 months immediately preceding the commencement of the offer (within the meaning of Rule 14d-2(a) under the Exchange Act) or prior to the expiration of the offer, (C) an amount that is 25% higher than the 12-month moving average per share price of the Common Stock (determined as of the Trading Day immediately preceding the date of commencement of the offer (within the meaning of Rule 14d-2(a) under the Exchange Act)), (D) an amount that is 25% higher than the current market price per share (as “current market price per share” is determined pursuant to Section 11(d)) of the Common Stock on the Trading Day immediately preceding the commencement of the offer (within the meaning of Rule 14d-2(a) under the Exchange Act) and (E) if, at the time that the offer is commenced (within the meaning of Rule 14d-2(a) under the Exchange Act), any other offer that is a Qualified Offer has been commenced and remains open, the price per share of the Common Stock offered in such earlier Qualified Offer; provided, however, that, to the extent that an offer that includes common stock of the offeror, such per-share offer price of the offer will be determined by valuing such common stock of the offeror at the lowest reported market price for such common stock of the offeror during the five (5) trading days immediately preceding and the five (5) trading days immediately following the commencement of the offer (within the meaning of Rule 14d-2(a) under the Exchange Act);

(iv) an offer that, within twenty (20) Business Days after the commencement date of the offer (or within ten (10) Business Days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate;

(v) if the offer includes shares of common stock of the offeror, an offer pursuant to which (A) the offeror shall permit representatives of the Company (including a nationally-recognized investment banking firm retained by the Board and legal counsel and an accounting firm designated by the Company) to have access to such offeror’s books, records, management, accountants, financial advisors, counsel and other appropriate outside advisors for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to permit the Board to evaluate the offer and make an informed decision and, if requested by the Board, to permit such investment banking firm (relying as appropriate on the advice of such legal counsel) to be able to render an opinion to the Board with respect to whether the consideration being offered to the stockholders of the Company is fair from a financial point of view and (B) within ten (10) Business Days after such representatives of the Company (including a nationally-recognized investment banking firm retained by the Board and legal counsel and an accounting firm designated by the Company) shall have notified the Company and the offeror that it had completed such due diligence review to its satisfaction (or, following completion of such due diligence review, within ten (10) Business Days after any increase in the consideration being offered), such investment banking firm does not render an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate and such investment banking firm does not, after the expiration of such ten (10) Business Day period, render an opinion to the Board that the consideration being offered to the stockholders of the Company has become either unfair or inadequate based on a subsequent disclosure or discovery of a development or developments that have had or are reasonably likely to have a material adverse effect on the value of the common stock of the offeror;

(vi) an offer that is subject to only the minimum tender condition described below in Section 1(z)(ix) and other customary terms and conditions (the “Customary Conditions”), which Customary Conditions may include a condition based upon the occurrence of a material adverse event, but which Customary Conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or other outside advisors of the Company;

(vii) an offer pursuant to which the Company has received an irrevocable, legally binding written commitment of the offeror that, subject to the Customary Conditions, the offer will remain open for at least ninety (90) days and, if a Special Meeting is duly requested in accordance with Section 23(b), for at least ten (10) Business Days after the date of the Special Meeting or, if no Special Meeting is held within sixty (60) days following receipt of the Special Meeting Notice in accordance with Section 23(b), for at least ten (10) Business Days following such sixty (60) day period;

(viii) an offer pursuant to which the Company has received an irrevocable, legally binding written commitment of the offeror, subject to the Customary Conditions, that, in addition to the minimum time periods specified above in Section 1(z)(vii), the offer, if it is otherwise to expire prior thereto, will be extended for at least twenty (20) Business Days after any increase in the consideration being offered or after any bona fide alternative offer is commenced within the meaning of Rule 14d-2(a) under the Exchange Act; provided, however, that such offer need not remain open, as a result of Section 1(z)(vii) and this Section 1(z)(viii), beyond (A) the time that any other offer satisfying the criteria for a Qualified Offer is then required to be kept open under such Section 1(z)(vii) and this Section 1(z)(viii) or (B) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e–1 under the Exchange Act, of any other tender offer for the Common Stock with respect to which the Board has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder) or (C) one (1) Business Day after the stockholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;

(ix) an offer that is conditioned on a minimum of at least two-thirds of the outstanding shares of the Common Stock not held by the Person making such offer (and such Person’s Affiliates and Associates) being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(x) an offer pursuant to which the Company has received an irrevocable, legally binding written commitment of the offeror to consummate, as promptly as practicable upon successful completion of the offer, a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

(xi) an offer pursuant to which the Company and its stockholders have received an irrevocable, legally binding written commitment of the offeror, subject to the Customary Conditions, that no amendments will be made to the offer to reduce the consideration being offered or to otherwise change the terms of the offer in a way that is adverse to a tendering stockholder;

(xii) an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, acting in such capacities, that (A) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) under the Exchange Act, (B) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (C) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and

(xiii) if the offer includes non-cash consideration, (A) the non-cash portion of the consideration offered must consist solely of common stock of a Person that is a publicly-owned United States corporation, (B) such common stock must be freely tradable and listed or admitted to trading on either the New York Stock Exchange or the NASDAQ National Market System, (C) no stockholder approval of the issuer of such common stock is required to issue such common stock, or, if such approval is required, such approval has already been obtained, (D) no Person (including such Person’s Affiliates and Associates) beneficially owns 20% or more of the voting stock of the issuer of such common stock at the time of commencement of the offer or at any time during the term of the offer, (E) no other class of voting stock or other voting securities of the issuer of such common stock is outstanding and (F) the issuer of such common stock meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Securities Act, including the filing of all required Exchange Act reports in a timely manner during the twelve calendar months prior to the date of commencement of such offer.

For the purposes of this Section 1(z), “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (1) firm, unqualified, legally binding written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions (for the avoidance of doubt it being understood that a provision relating to the sharing with a financing source of any break-up or termination fee shall be considered customary), (2) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable, legally binding written commitment being provided by the offeror to the Board, subject to the Customary Conditions, to maintain such availability until the offer is consummated or withdrawn or (3) a combination of the foregoing; which evidence has been provided to the Company prior to, or upon, commencement of the offer.  If an offer becomes a Qualified Offer in accordance with this Section 1(z), but subsequently ceases to be a Qualified Offer as a result of the failure at a later date of such offer to continue to satisfy any of the requirements of this Section 1(z), such offer shall cease to be a Qualified Offer and the provisions of Section 23(b) shall no longer be applicable to such offer, provided that the actual redemption of the Rights pursuant to Section 23(b) shall not have already occurred.”

6.
Addition of the Definition of Redemption Resolution.  The Rights Agreement is hereby amended by adding the following as new Section 1(dd) of the Rights Agreement (such addition also having the effect of appropriately renumbering all subsections to Section 1 including and subsequent to Section 1(aa) of the Rights Agreement as set forth prior to the effectiveness of this Amendment, including any reference thereto elsewhere in the Rights Agreement):

“(dd)           “Redemption Resolution” shall have the meaning set forth in Section 23(b).”

7.
Addition of the Definition of Special Meeting.  The Rights Agreement is hereby amended by adding the following as new Section 1(ll) of the Rights Agreement (such addition also having the effect of appropriately renumbering all subsections to Section 1 including and subsequent to Section 1(hh) of the Rights Agreement as set forth prior to the effectiveness of this Amendment, including any reference thereto elsewhere in the Rights Agreement):

“(ll)           “Special Meeting” shall have the meaning set forth in Section 23(b).”

8.
Addition of the Definition of Special Meeting Notice.  The Rights Agreement is hereby amended by adding the following as new Section 1(mm) of the Rights Agreement (such addition also having the effect of appropriately renumbering all subsections to Section 1 including and subsequent to Section 1(hh) of the Rights Agreement as set forth prior to the effectiveness of this Amendment, including any reference thereto elsewhere in the Rights Agreement):

“(mm)           “Special Meeting Notice” shall have the meaning set forth in Section 23(b).”

9.
Addition of the Definition of Special Meeting Period.  The Rights Agreement is hereby amended by adding the following as new Section 1(nn) of the Rights Agreement (such addition also having the effect of appropriately renumbering all subsections to Section 1 including and subsequent to Section 1(hh) of the Rights Agreement as set forth prior to the effectiveness of this Amendment, including any reference thereto elsewhere in the Rights Agreement):

“(nn)           “Special Meeting Period” shall have the meaning set forth in Section 23(b).”

10.	Qualifying Offer Redemption. Section 23 of the Rights Agreement is hereby amended and restated in its entirety with the following (words bolded solely for purposes of illustrating the changes):

“Section 23.  Redemption.

(a)  The Board may, at its option, at any time prior to the Redemption Deadline (or as otherwise provided in Section 31), redeem all but not less than all of the then outstanding Rights at a redemption price of $0.0001 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (such redemption price being hereinafter referred to as the “Redemption Price”).  The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.  The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the current market price per share of the Common Stock at the time of redemption as determined pursuant to Section 11(d)) or any other form of consideration deemed appropriate by the Board, or any combination thereof.

(b)  If the Company receives a Qualified Offer and the Board has not redeemed the outstanding Rights or exempted such Qualified Offer from the terms of this Agreement or called a special meeting of stockholders for the purpose of voting on whether or not to exempt such Qualified Offer from the terms of this Agreement, in each case by the end of sixty (60) days following the commencement of such Qualified Offer, and if the Company receives, not earlier than sixty (60) days nor later than ninety (90) days following the commencement of such Qualified Offer, a written notice complying with the terms of this Section 23(b) (the “Special Meeting Notice”), properly executed by the holders of record (or their duly authorized proxy) of 10% or more of the shares of Common Stock then outstanding (excluding shares of Common Stock beneficially owned by the Person making the Qualified Offer and such Person’s Affiliates and Associates), directing the Board to submit to a vote of stockholders at a special meeting of the stockholders of the Company (a “Special Meeting”) a resolution authorizing the redemption of all, but not less than all, of the then outstanding Rights at the Redemption Price (the “Redemption Resolution”), then the Board shall take such actions as are necessary or desirable to cause the Redemption Resolution to be submitted to a vote of stockholders within sixty (60) Business Days following receipt by the Company of the Special Meeting Notice (the “Special Meeting Period”), including by including a proposal relating to adoption of the Redemption Resolution in the proxy materials of the Company for the Special Meeting; provided, however, that if the Company, at any time during the Special Meeting Period and prior to a vote on the Redemption Resolution, enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any Special Meeting called in connection therewith may be cancelled) if the Redemption Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement.  For purposes of a Special Meeting Notice, the record date for determining eligible holders of record of the Common Stock shall be the sixtieth (60th) day following the commencement of a Qualified Offer.  Any Special Meeting Notice must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth, as to the stockholders of record executing such Special Meeting Notice, (i) the name and address of such stockholders, as they appear on the Company’s books and records, (ii) the number of shares of Common Stock that are owned of record by each of such stockholders and (iii) in the case of Common Stock that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Notice only after obtaining instructions to do so from such beneficial owner.  Subject to the requirements of applicable law, the Board may take a position in favor of or opposed to the adoption of the Redemption Resolution, or no position with respect to the Redemption Resolution, as it determines to be appropriate in the exercise of its fiduciary duties.  In the event that (A) no Person has become an Acquiring Person prior to the effective date of redemption referred to below in this sentence, (B) the Qualified Offer continues to be a Qualified Offer prior to the last day of the Special Meeting Period (the “Outside Meeting Date”) and (C) either (1) the Special Meeting is not held on or prior to the Outside Meeting Date or (2) at the Special Meeting at which a quorum is present, the holders of a majority of the shares of Common Stock outstanding as of the record date for the Special Meeting selected by the Board (excluding shares of Common Stock beneficially owned by the Person making the Qualified Offer and such Person’s Affiliates and Associates) vote in favor of the Redemption Resolution, then all of the Rights shall be deemed redeemed at the Redemption Price by such failure to hold the Special Meeting or as a result of the adoption of the Redemption Resolution by the stockholders of the Company (or the Board shall take such other action as may be necessary to prevent the existence of the Rights from interfering with the consummation of the Qualified Offer), such redemption to be effective, as the case may be, (x) as of the close of business on the Outside Meeting Date if a Special Meeting is not held on or prior to such date or (y) if a Special Meeting is held on or prior to the Outside Meeting Date, as of the date on which the results of the vote adopting the Redemption Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting.

(c)  Immediately upon the action of the Board ordering the redemption of the Rights pursuant to Section 23(a) or the effectiveness of a redemption of the Rights pursuant to Section 23(b), in either case, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price.  The Company shall promptly give public notice of any such redemption and, within ten (10) days after such action causing a redemption of the Rights pursuant to Section 23(a) or Section 23(b), the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Time, on the registry books of the transfer agent for the Common Stock.  Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice.  Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.  Notwithstanding the foregoing, the failure to give, or any defect in, any notice required to be made or given pursuant to this Section 23(c) shall not affect the validity of the redemption of the Rights.

(d)  Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24, and other than in connection with the repurchase of Common Stock prior to the Distribution Time.”

11.
Amendment to the Summary of Rights to Purchase Common Stock.  The fourth to last paragraph of the Summary of Rights to Purchase Common Stock, which is attached as Exhibit B to the Rights Agreement, is hereby amended and restated in its entirety with the following (words bolded solely for purposes of illustrating the changes):

“At any time prior to the Redemption Deadline, the Board may, but is not required to, redeem the Rights in whole, but not in part, at a price of $0.0001 per Right (subject to adjustment) (the “Redemption Price”). In addition, if a Qualified Offer (as described below) is made, the record holders of 10% or more of the outstanding shares of Common Stock (other than shares held by the offeror and its affiliated and associated persons) may direct the Board to call a special meeting of stockholders to consider a resolution authorizing a redemption of all Rights.  If the special meeting is not held within ninety (90) Business Days of being called or if, at the special meeting, the holders of a majority of the shares of Common Stock outstanding (other than shares held by the offeror and its affiliated and associated persons) vote in favor of the redemption of the Rights, then the Board will redeem the Rights or take such other action as may be necessary to prevent the Rights from interfering with the consummation of the Qualified Offer. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.  The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock, any other form of consideration or any combination thereof. In addition, if any term, provision, covenant or restriction of the Rights Agreement is held by any court or authority to be invalid, void or unenforceable and the Board determines in good faith that severing the invalid language from the Rights Agreement would adversely affect the purpose or effect of the Rights Agreement, the Board may, but is not required to, redeem the Rights, in whole but not in part, for the Redemption Price until the close of business on the tenth (10th) Business Day following the date of such determination by the Board (even if after the Redemption Deadline).

A Qualified Offer is an offer determined by a majority of the Board to be a fully financed offer for all outstanding shares of Common Stock at a per share offer price that exceeds the greatest of certain price thresholds specified in the Rights Agreement and that does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate. A Qualified Offer is conditioned upon a minimum of at least two-thirds of the outstanding shares of Common Stock not held by the offeror (and its affiliated and associated persons) being tendered and not withdrawn, with a commitment to acquire all shares of Common Stock not tendered for the same consideration. If the Qualified Offer includes non-cash consideration, such consideration must consist solely of freely-tradeable common stock of a publicly traded company, and the board and its representatives must be given access to conduct a due diligence review of the offeror to determine whether the consideration is fair and adequate.  A Qualified Offer must also remain open for at least one hundred twenty (120) days following commencement.”

12.
Delivery of Summary of Rights.  Promptly following the date of this Amendment, the Rights Agent, on behalf of the Company and at the Company’s sole cost and expense, if provided with all necessary information and documents, will send a copy of the Summary of Rights to Purchase Preferred Stock as modified pursuant to this Amendment, in substantially the form attached hereto as Annex A, along with an accompanying cover letter, by first class, postage-prepaid mail or other means used by the Company to deliver proxy statements, to each holder of record of the Common Stock as of the close of business on the date of this Amendment at the address of such holder shown on the records of the Company.

13.
Effect on Agreement.  Upon execution of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import, and each similar reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the Rights Agreement as amended by this Amendment, and the Rights Agreement and this Amendment shall be read together and construed as one single instrument.  This Amendment is intended to amend the Rights Agreement.  Except as specifically set forth herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect without modification.  All determinations made by the Board herein in good faith shall not prejudice the ability of the Board to make any subsequent determination.

14.
Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.
Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Kansas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16.
Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

17.
Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Rights Agreement to be duly executed as of the day and year first above written.

ALCO STORES, INC.

By:             /s/ Royce Winsten
Name:             Royce Winsten
Title:             Chairman of the Board

COMPUTERSHARE TRUST COMPANY, N.A.

By:             /s/ Robert A. Buckley, Jr.
Name:             Robert A. Buckley, Jr.
Title:             Senior Vice President

[Signature Page to Second Amendment to Rights Agreement]

ANNEX A

SUMMARY OF RIGHTS

ALCO STORES, INC.

SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

On May 3, 2013, the Board of Directors (the “Board”) of ALCO Stores, Inc. (the “Company”) declared a dividend distribution of one common stock purchase right (a “Right”) for each outstanding share of common stock, $0.0001 par value, of the Company (the “Common Stock”).  The distribution was payable on May 13, 2013 to the stockholders of record at the close of business on May 13, 2013.  Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $36.00 per share (the “Purchase Price”), subject to adjustment.  The description and terms of the Rights are set forth in a Rights Agreement dated May 3, 2013 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A dated May 3, 2013.  Copies of the Rights Agreement are available free of charge from the Rights Agent.  The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

Until the Distribution Time (as defined below), the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders thereof (if the Common Stock is certificated) or the registration of shares of Common Stock in the book entry ownership records of the transfer agent for the Common Stock (if the Common Stock is uncertificated).  Until the Distribution Time, the Rights will be transferable only in connection with the transfer of the Common Stock and the transfer of any shares of Common Stock will also constitute the transfer of the Rights associated with such shares of Common Stock.

The “Distribution Time” will be the close of business on the tenth (10th) business day after the Redemption Deadline.  The “Redemption Deadline” will be the earlier to occur of (i) the first public announcement (by the Company or an Acquiring Person) that a person or entity has become an Acquiring Person and (ii) the time when a majority of the members of the Board then in office has actual knowledge that a person or entity has become an Acquiring Person.  An “Acquiring Person” is a person or entity that has acquired beneficial ownership (which includes stock held by such party’s affiliates and associates and stock referenced in derivative transactions and securities) of 20% or more of the outstanding shares of the Common Stock.  A person or entity that, at the time of the first public announcement of the Rights Agreement, was already the beneficial owner of 20% or more of the outstanding Common Stock, will not be considered an Acquiring Person unless that person or entity acquires one additional shares of Common Stock after that time (subject to specified exceptions).

As soon as practicable following the Distribution Time, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Time and, following the Distribution Time, such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Time.  The Rights will expire on May 3, 2016, unless such date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

The Purchase Price payable, and the number of shares of the Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for shares of the Common Stock or convertible securities at less than the current market price per share of the Common Stock or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or dividends payable in the Common Stock) or of subscription rights or warrants (other than those referred to above).

From and after the time when any party first becomes an Acquiring Person (the “Shares Acquisition Time”), any Rights that are acquired or beneficially owned by any Acquiring Person (or any affiliate or associate of any Acquiring Person) shall be null and void without any further action and any holder of such Rights (including any successor holder thereof) shall thereafter have no right to exercise such Rights or receive any consideration therefor under any provision of the Rights Agreement (including any cash, securities or other property delivered by the Company upon the redemption or exchange of the Rights).

From and after the Shares Acquisition Time, each holder of a Right will thereafter have the right to receive, upon exercise of a Right and payment of the Purchase Price, a number of shares of the Common Stock equal to the Purchase Price divided by 50% of the current market price for a shares of Common Stock (that is, Common Stock having a market value of two times the Purchase Price).

If, after the Shares Acquisition Time, the Company is party to a merger or consolidation in which the Company does not survive or in which its Common Stock is exchanged for cash or the securities of another entity or the Company sells assets aggregating 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) (a “Section 13 Transaction”), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the Purchase Price, a number of shares of the senior voting stock of the principal acquiring party equal to the Purchase Price divided by 50% of the market price (as of the date of the Section 13 Transaction) for a share of such senior voting stock (that is, such senior voting stock having a market value of two times the Purchase Price).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.  No fractional shares of Common Stock (or other securities for which a Right may be exercisable) will be issued upon the exercise of any Right or Rights and, in lieu thereof, a cash payment will be made based on the market price of the Common Stock or such other securities, as applicable, on the last trading date prior to the date of exercise.

At any time prior to the Redemption Deadline, the Board may, but is not required to, redeem the Rights in whole, but not in part, at a price of $0.0001 per Right (subject to adjustment) (the “Redemption Price”). In addition, if a Qualified Offer (as described below) is made, the record holders of 10% or more of the outstanding shares of Common Stock (other than shares held by the offeror and its affiliated and associated persons) may direct the Board to call a special meeting of stockholders to consider a resolution authorizing a redemption of all Rights.  If the special meeting is not held within ninety (90) Business Days of being called or if, at the special meeting, the holders of a majority of the shares of Common Stock outstanding (other than shares held by the offeror and its affiliated and associated persons) vote in favor of the redemption of the Rights, then the Board will redeem the Rights or take such other action as may be necessary to prevent the Rights from interfering with the consummation of the Qualified Offer. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.  The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock, any other form of consideration or any combination thereof. In addition, if any term, provision, covenant or restriction of the Rights Agreement is held by any court or authority to be invalid, void or unenforceable and the Board determines in good faith that severing the invalid language from the Rights Agreement would adversely affect the purpose or effect of the Rights Agreement, the Board may, but is not required to, redeem the Rights, in whole but not in part, for the Redemption Price until the close of business on the tenth (10th) Business Day following the date of such determination by the Board (even if after the Redemption Deadline).

A Qualified Offer is an offer determined by a majority of the Board to be a fully financed offer for all outstanding shares of Common Stock at a per share offer price that exceeds the greatest of certain price thresholds specified in the Rights Agreement and that does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate. A Qualified Offer is conditioned upon a minimum of at least two-thirds of the outstanding shares of Common Stock not held by the offeror (and its affiliated and associated persons) being tendered and not withdrawn, subject to other customary terms and conditions, with a commitment to acquire all shares of Common Stock not tendered for the same consideration. If the Qualified Offer includes non-cash consideration, such consideration must consist solely of freely-tradeable common stock of a publicly traded company, and the board and its representatives must be given access to conduct a due diligence review of the offeror to determine whether the consideration is fair and adequate.  A Qualified Offer must also remain open for at least one hundred twenty (120) days following commencement.

At any time after the Redemption Deadline, the Board may, at its option, exchange the Rights, in whole or in part, for shares of Common Stock at an exchange ratio of one share of Common Stock per Right (subject to adjustment), or for shares of other stock having an equivalent value.  The Board’s exchange right may not be exercised after an Acquiring Person becomes the beneficial owner of 50% or more of the voting power of the shares of Common Stock then outstanding or after a Section 13 Transaction.

Immediately upon the action of the Board to redeem or exchange the Rights, the Company shall make announcement thereof, and upon such action, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price, or the shares of Common Stock (or other consideration) exchangeable for the Rights, as applicable.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.